UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TURTLE BEACH CORPORATION
(Name of Registrant as Specified in Its Charter)

THE DONERAIL GROUP LP

THE DONERAIL MASTER FUND LP

WILLIAM WYATT

HARBERT DONERAIL FUND GP LLC

DONERAIL GROUP GP LLC

HARBERT FUND ADVISORS, INC.

HARBERT MANAGEMENT CORPORATION

SCW CAPITAL, LP

SCW CAPITAL QP, LP

SCW CAPITAL MANAGEMENT, LP

TRINITY INVESTMENT GROUP, LLC

ROBERT CATHEY

TERRY JIMENEZ

KIMBERLY KREUZBERGER

KATHERINE L. SCHERPING

BRIAN STECH

MICHELLE D. WILSON

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The Donerail Group, LP, a Delaware limited partnership (“Donerail”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to elect its slate of six highly-qualified director nominees at the 2022 annual meeting of shareholders (the “Annual Meeting”), of Turtle Beach Corporation, a Nevada corporation (the “Company”).

Item 1: On April 25, 2022, Donerail issued the following press release and open letter to shareholders of the Company:

The Donerail Group Highlights the Egregious Compensation History Approved by the Turtle Beach Board of Directors and Believes the Board Has Lost Credibility with Shareholders

Current Leadership Has Reaped an Estimated $65+ Million in Compensation Since Juergen Stark Became Public Company CEO – More Than 25% of the Company’s Current Enterprise Value

During the Same Period, Turtle Beach Share Price Has Declined More Than 65%, Revenue Growth Has Flatlined, and the Company Has Written Down Over $100 Million of Stark-Led Investments

The Board Has Once Again Raised Management Compensation and Approved Management’s Payment of Nearly Full, On-Target Bonuses Despite Dramatic Underperformance in 2021

Urges All Shareholders to Vote Now on the WHITE Proxy Card to Elect The Donerail Group’s Full Slate

LOS ANGELES--(BUSINESS WIRE)— The Donerail Group LP (together with its affiliates, "Donerail," "we" or "us"), which is one of the largest shareholders of Turtle Beach Corporation (NASDAQ: HEAR) ("Turtle Beach" or the "Company") and together with the other participants in its solicitation, beneficially owns approximately 8.5% of the outstanding shares of the Company, today issued the below letter to shareholders. Please visit www.ResetTurtleBeach.com to learn about Donerail’s campaign and obtain information for how to vote on the WHITE proxy card.

***

Dear Fellow Shareholders,

As the definitive proxy materials for the Company’s 2022 Annual Meeting of the Shareholders (the “Annual Meeting”) have been finalized and will be distributed to you shortly, shareholders will now have the ability to elect the group of individuals they deem most appropriate to lead Turtle Beach into the future as members of the Company’s Board of Directors (the “Board”).

There are several objective facts that, when presented alone, have led us to conclude that this management team and Board are unable to effectively manage and have failed as fiduciaries of shareholders’ capital.

Since Juergen Stark was named as public company CEO:

•	The Company’s total shareholder return (TSR) has underperformed its own industry peer set by more than 200%[1]

1 Per Bloomberg. Proxy peer group includes 2021 Peer Group companies listed in Company’s 2022 proxy statement that were public when Parametric Sound completed its merger with Turtle Beach.

•	EBITDA margin, a widely regarded metric for corporate profitability, has been cut in half[2]
•	Revenue growth has slowed to 0% at the midpoint of the guided annual range[3]
•	The Company has written down more than $100 million of various investment initiatives[4]
•	The sum of the Company’s executive and Board compensation, the Company’s cash flow burn from non-console headset businesses and its various asset impairments from non-console headsets is approximately equal to the Company’s current enterprise value[5]

Simply put, there appears to be no credible case by which the management team – and the Board that has seemingly refused to hold the management team accountable – should continue to lead the Company.

To make matters worse, in our research we have uncovered several highly concerning findings that we, as shareholders, are simply deeply uncomfortable with and believe point to a Board that is entirely misaligned with shareholders.

As you process the evidence that we will be providing over the next few weeks, we are confident that you will come to the same conclusion as us – that the current Board of Directors simply cannot be trusted:

I.	Management and the Board have received an estimated $65+ million in compensation under Mr. Stark, accounting for greater than 25% of the current enterprise value of the Company.[6]

Despite the abysmal share price performance and destruction of shareholder capital since Mr. Stark took over as public company CEO in 2014, the Board has authorized and approved egregiously high compensation.

Together with the senior management team, the current Board has compensated themselves an estimated $65+ million in cash, stock options, restricted stock units and other forms of payment. Not only is this level of compensation astounding and highly inappropriate, but it also is a direct affront to shareholders. Given the disastrous share performance over the past eight years, shareholders have the right to be outraged.

The facts tell a disappointing story. To substantiate its ongoing payments to management, the Board points to a number of “industry peers” that it has modeled compensation after, which is a typical industry practice.

The problem is that we do not think that the Board’s approved “industry peers” are industry peers at all: the companies that have been chosen as “peers” are, on average, over 3.5x the size of the enterprise value of Turtle Beach, and only one of the 13 publicly traded companies that Turtle Beach lists as a “peer” also lists Turtle Beach as a peer in its most recent annual proxy.

We believe that the Turtle Beach Board has consciously and intentionally sought to pay management and itself in line with companies exponentially larger than Turtle Beach.

How can shareholders trust this Board to be good fiduciaries?

2 Per the Company’s March 2, 2022 press release guiding to 9% - 11% EBITDA margins for 2022, compared to Turtle Beach’s 2012 EBITDA margins of over 22%, per the Company’s September 26, 2013 investor presentation.

3 Per the Company’s March 2, 2022 press release.

4 Per the Company’s 2016 10-K related to its HyperSound business.

5 Company filings and Donerail estimates.

6 Includes total compensation for Named Executive Officers and the Board since each executive or Board member joined Turtle Beach.

II.	Notwithstanding the abysmal underperformance of Turtle Beach shares and wild miss to earnings expectations, the Board approved a raise in compensation for senior management and paid management nearly full, on-target bonuses for 2021.

In its most recent earnings report, management reported full year 2021 EBITDA of $36.6 million, missing its full year EBITDA guidance by almost 27%. The Turtle Beach share price has declined 38% in the past year as, we believe, management has proven unable to execute and, unfortunately, lost credibility with its investor base.7

Yet, it appears that the current Board is pleased with management’s performance, as it authorized a raise for both the Company’s CEO and CFO in 2021.8 Moreover, notwithstanding the poor performance of both the Company’s equity or the management team’s operating performance, the CEO and CFO were both nearly paid full, on-target bonuses for 2021.9

We question whether a Company that misses earnings estimates by nearly 30% or witnesses its share price decline by nearly 40% should be paying its executives anything close to full, on-target bonuses.

How can shareholders trust this Board to be good fiduciaries?

In the coming weeks, we will continue to detail the findings of our research to shareholders. Our detailed findings will reveal: i) the clear operating mishaps by management; ii) the clear misguided strategy by the Board that has cost shareholders greatly; iii) a shocking and egregious number of governance actions that have startled us and mandated that we seek to replace the entire Board; and iv) an exciting, vibrant and clear path forward to elect a Board of independent, experienced executives that shareholders can trust as fiduciaries.

If it is not yet clear to you, we believe that by the Annual Meeting on June 7, it will be overwhelmingly evident that the current Board has lost its way and must be replaced to end the status quo of poor governance and underperformance.

We thank you for your support and, as always, we are standing by to discuss any ideas on shareholder value creation that any shareholder may have.

Sincerely,

/s/ William Z. Wyatt

William Z. Wyatt
Managing Partner
The Donerail Group LP

***

7 Turtle Beach shares closed Friday, April 22, 2022 at $18.18 per share versus the April 23, 2021, closing price of $29.38.

8 Pursuant to the Company’s Definitive Proxy filed April 21, 2021, CEO Juergen Stark’s Base Salary Increased from $500,000 per year in 2020 to $600,000 per year in 2021. CFO John Hanson’s Base Salary Increased from $365,000 per year in 2020 to $375,000 per year in 2021.

9 Pursuant to the Company’s Definitive Proxy filed April 21, 2021, CEO Juergen Stark was paid 88% of his Target Bonus; CFO John Hanson was paid 84% of his Target Bonus.

We urge you to vote the WHITE proxy card to send the message to Turtle Beach Corporation’s leadership and Board that shareholders deserve better. Vote the WHITE proxy card TODAY to support a superior slate of highly qualified individuals, who will be better stewards of your investment. Please vote each and every WHITE proxy card you receive, as you may own shares in more than one account. If you voted a Blue card from Turtle Beach, you have every right to change your vote by voting on the enclosed WHITE proxy card. Only your latest dated vote counts.

***

About Donerail

The Donerail Group LP is a Los Angeles-based investment adviser that employs a value-oriented investment lens focusing on special situations and event driven investments.

Contacts

For Media:

Longacre Square Partners

Greg Marose / Ashley Areopagita, 646-386-0091

gmarose@longacresquare.com / aareopagita@longacresquare.com

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Item 2: On April 25, 2022, Donerail uploaded the following materials to https://ResetTurtleBeach.com: